                                                               Exhibit 12.1


                          LONG DISTANCE INTERNATIONAL

                       Ratio of Earnings to Fixed Charges
                      (in thousands, except ratio amounts)

                                                                                                Six Months
                                                                                                  Ending
                                             Years Ending December 31,                            June 30,
                                   ---------------------------------------------              ---------------
                                   1993     1994       1995        1996        1997           1997        1998
                                   ----     ----       ----        ----        ----           ----        ----

Fixed Charges:
  Interest  ...................    $ 0      $  0       $  18      $  212      $   523        $  180     $ 6,619
  Amortization of debt expense
   and debt discounts .........      0         0           0           0            0             0         247
  Interest component of rent ..      0         7          20          56          130            24         135
                                   ---      ----      ------      ------      -------        ------     -------
Total fixed charges ...........    $ 0      $  7      $   38      $  268      $   653        $  204     $ 7,001
                                   ===      ====      ======      ======      =======        ======     =======


Net loss ......................   ($32)    ($220)    ($1,653)    ($4,021)    ($11,334)      ($2,957)   ($23,417)
Add (deduct)
  Fixed charges ...............      0         0          38         268          653           204       7,001

Adjusted Earnings .............   ($32)    ($220)    ($1,615)    ($3,753)    ($10,681)      ($2,753)   ($16,416)
                                   ===      ====      ======      ======      =======        ======     =======

Ratio of Earnings to fixed
 charges ......................    N/A    (31.43)     (42.50)     (14.00)      (16.36)       (13.50)      (2.34)
                                   ===     =====       =====       =====        =====         =====        ====
